EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Valley Financial Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-126298 and 333-46488) on Form S-8 and in the registration statements (Nos. 333-156683 and 333-120311) on Form S-3 of Valley Financial Corporation and subsidiaries of our report dated March 16, 2011, with respect to the consolidated balance sheets of Valley Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income (loss) and cash flows for the years then ended, which appear in this annual report on Form 10-K of Valley Financial Corporation and subsidiaries for the year ended December 31, 2010.

/s/ Elliott Davis, LLC

Galax, Virginia
March 16, 2011